Exhibit 10.1

AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT is entered into as of February 4, 2019 by and between Centene Corporation, a Delaware corporation, together with its successors and assigns permitted under this Agreement (“Employer”), and Michael F. Neidorff (the “Executive”).
WHEREAS, the parties entered into that certain Executive Employment Agreement dated as of November 8, 2004, which has been amended from time to time (“Agreement”); and
WHEREAS, the parties desire to amend the Agreement in order to extend the current term of the Agreement and to make various related changes to the Agreement.
NOW THEREFORE, the parties hereto agree as follows:
1.Section 1(a) is amended so that the first sentence thereof reads as follows:

Subject to earlier termination as provided herein, Employer hereby agrees to employ and continue in its employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of Employer, for the period commencing on the date hereof and ending on the date of the annual shareholders meeting in 2024 (the “2024 Shareholders’ Meeting”).
2.Section 2(a) is amended to read as follows:

(a)    Executive’s Position and Title. The Executive’s positions and titles shall continue to be Chairman and Chief Executive Officer of the Employer. If elected to the Board of Directors (the “Board”) by the Employer’s shareholders, the Executive shall continue to be a member of, and Chairman of, the Board. It is expected that the Executive will cease to serve as Chief Executive Officer of the Employer as of 2023 Shareholders’ Meeting, but will continue serving as Executive Chairman of the Board until the 2024 Shareholders’ Meeting, or such other date as is mutually agreed between the Executive and the Board. Effective with the 2024 Shareholders’ Meeting (or such other date as is mutually agreed between the Executive and the Board), Executive will become Non-Executive Chairman of the Board. While Executive serves as Executive Chairman of the Board, the Executive and the Board will mutually agree on his compensation. While Executive serves as Executive Chairman and for five years thereafter, Executive will continue to be subject to the Company’s security policy requiring him to use Company provided aircraft for all air travel, as well as the same security measures currently applicable to Executive as Chief Executive Officer. In addition, for the remainder of his life, Executive will continue to have an office at the Company’s headquarters and use of one full-time administrative assistant reasonably acceptable to the Executive. Executive will also have use of a part-time administrative assistant reasonably acceptable to the Executive through December 31, 2024.
3.Section 2(b) is amended to add new sentences at the end thereof to read as follows:

As Executive Chairman of the Board, Executive shall continue to report directly to the Board, and for the avoidance of doubt shall not report to any specific member of the Board or to any member of management. In addition to performing his duties as Executive Chairman of the Board, Executive shall assist the new Chief Executive Officer with transition matters, culture of the Company, strategy, mergers and acquisitions and community relations, and shall make himself reasonably available to assist the new Chief Executive Officer with government affairs, investor relations, investment banking relationships, and other matters reasonably requested by the Board. It is expected that Executive’s services to the Company will be at such a level that he will incur a “Separation from Service” (as defined in Treasury Regulation Section 1.409A-1(h)) as of the 2023 Shareholders’ Meeting, and thereafter the services to be performed by Executive will be consistent with Executive having incurred a Separation from Services as of the 2023 Shareholders’ Meeting.

4.Section 3(d) is amended to add the following sentence to read as follows:

Executive shall continue to vest in all of his outstanding long term incentive awards while he serves as Chairman of the Board, regardless of whether he is serving as Executive Chairman or Non-Executive Chairman, and shall fully vest in any outstanding long term incentives (subject to any performance measures to be determined at the end of any applicable performance period) upon his ultimate termination from the Board.
5.Section 3(g) is amended to add the following sentence to read as follows:

Upon Executive ceasing to be the Executive Chairman of the Board, he may on commercially reasonable terms lease (without pilots) an aircraft that he directly or indirectly owns to the Company and the Company shall maintain and possess operational control for all flights on such aircraft when not being used by the Executive. If the Executive uses the aircraft that is being leased to the Company for personal travel, he shall possess operational control for all flights and shall reimburse the Company on commercially reasonable terms pursuant to an aircraft support services agreement for the incremental costs of such usage.
6.Section 5(d)(ii) is amended to read as follows:

(ii)    If the Date of Termination occurs on or before the 2023 Shareholders’ Meeting, the Executive shall be entitled to receive the product of (A) one-half times (B) the sum of his (I) then-current Base Salary plus (II) the maximum amount the Executive could have earned as a Target Bonus for the year of termination if all goals and targets for payment were achieved (the “Severance Amount”), payable in cash in substantially equal installments pursuant to Employer’s payroll practices as in effect from time to time over 6 months. The amount determined in the preceding sentence shall be payable in cash in substantially equal installments pursuant to the Employer’s payroll practices as in effect from time to time over the number of months used in the numerator in the preceding sentence. Notwithstanding the foregoing, to the extent delay in payments under this Section 5(d)(ii) is determined to be necessary to prevent the application of and/or adverse tax consequences under Code Section 409A, then such payments shall not commence until the date which is six (6) months after the date of the Executive’s “separation from service” as that term is defined in regulations or other guidance issued under Code Section 409A;
7.The Agreement is affirmed, ratified and continued, as amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

CENTENE CORPORATION

By:	/s/ Robert K. Ditmore
Its: Lead Director

/s/ Michael F. Neidorff
MICHAEL F. NEIDORFF